As filed with the Securities and Exchange Commission on June 10, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Kuke Music Holding Limited

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Building 96

4 San Jian Fang South Block

Chaoyang District, Beijing 100024

People's Republic of China

+86-010-6561 0392

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Kuke Music Holding Limited 2020 Share Incentive Plan

(Full Title of the Plan)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168

+1 800-221-0102

(Name, address and telephone number, including area code, of agent for service)

Copies to:

He Yu Chief Executive Officer Building 96 4 San Jian Fang South Block Chaoyang District, Beijing 100024 People's Republic of China +86-010-6561 0392	David T. Zhang, Esq. Kirkland & Ellis International LLP c/o 26th Floor, Gloucester Tower The Landmark 15 Queen’s Road Central, Hong Kong +852-3761-3318	Steve Lin, Esq. Kirkland & Ellis International LLP 29th Floor, China World Office 2 No. 1 Jian Guo Men Wai Avenue Chaoyang District, Beijing 100004 People’s Republic of China +86 10-5737-9315

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A ordinary shares, par value $0.001 per share	1,227,000(3)	US$0.01(3)	US$12,270	US$1.34
Total	1,227,000(4)		US$12,270	US$1.34

(1)

The securities to be registered hereby may be represented by American depositary shares, or ADSs, of Kuke Music Holding Limited (the “Registrant”). Each ADS represents one Class A ordinary share, par value of US$0.001 per share, of the Registrant (the “Class A Ordinary Shares”). The Registrant’s ADSs issuable upon deposit of the securities registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-251918).

(2)

This registration statement on Form S-8 (this “Registration Statement”) registers Class A Ordinary Shares to be granted pursuant to Kuke Music Holding Limited 2020 Share Incentive Plan (the “2020 Share Incentive Plan””). In accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional securities which may be offered and issued under the 2020 Share Incentive Plan to prevent dilution from stock splits, stock dividends or similar transactions as provided in the 2020 Share Incentive Plan.

(3)

The amount to be registered represents Class A Ordinary Shares to be granted upon exercise of outstanding options and restricted shares granted under the Plans. Pursuant to Rule 457(h), the corresponding proposed maximum offering price per share represents the exercise price of these options and restricted shares.

(4)

Any Class A Ordinary Shares covered by an award granted under the 2020 Share Incentive Plan (or portion of an award) that expires, for any reason, is cancelled or terminated without having been exercised or settled or that is forfeited or repurchased and held as treasury shares shall be deemed not to have been issued for purposes of determining the maximum aggregate number of Class A Ordinary Shares which may be issued under the 2020 Share Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.Plan Information.*

Item 2.Registrant Information and Employee Plan Annual Information.*

* Information required by Part I of the Form S-8 to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing information specified in this Part I of Form S-8 will be separately provided to the participants covered by the 2020 Share Incentive Plan, as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated by reference herein:

(a) The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2020 (File No. 001-39556) filed with the Commission on April 22, 2021;

(b) The Registrant’s prospectus dated January 11, 2021 (File No. 333-251461) filed with the Commission on January 13, 2021 pursuant to Rule 424(b)(4) under the Securities Act; and

(c) The description of the Registrant’s Class A Ordinary Shares contained in its registration statement on Form 8-A (File No. 001-39859) filed with the Commission on January 7, 2021, including any amendment and report filed for the purpose of updating that description.

(d) The Registrant’s report of foreign private issuer on Form 6-K (File No. 001-39859) furnished to the Commission on April 16, 2021.

(e) The Registrant’s report of foreign private issuer on Form 6-K (File No. 001-39859) furnished to the Commission on May 21, 2021.

All documents filed or furnished by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 4.Description of Securities.

Not applicable.

Item 5.Interests of Named Experts and Counsel.

Not applicable.

Item 6.Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences or committing a crime. Under the Registrant’s amended and restated memorandum and articles of association, to the fullest extent permissible under Cayman Islands law every director and officer of the Registrant shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including reasonable legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own fraud or wilful default. No director or officer of the Company shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such director or officer.

Pursuant to the indemnification agreements, the form of which is filed as Exhibit 10.1 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-251461, the Registrant has agreed to indemnify its directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer of the Registrant.

The underwriting agreement, the form of which is filed as Exhibit 1.1 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-251461), also provides for indemnification of the Registrant and its officers and directors.

The Registrant currently carries liability insurance for its directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7.Exemption From Registration Claimed

Not applicable.

Item 8.Exhibits.

See Exhibit Index below.

Item 9.Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement; and

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Kuke Music Holding Limited

Exhibit Index

Exhibit Number	Description
4.1

Form of Second Amended and Restated Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-251461) filed with the Commission)

4.2

Registrant’s Specimen Certificate for Class A Ordinary Shares (incorporated by reference to Exhibit 4.2 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-251461) filed with the Commission)

4.3

Form of Deposit Agreement among the Registrant, the depositary and the owners and holders of American Depositary Shares issued thereunder (incorporated by reference to Exhibit 4.3 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-251461) filed with the Commission)

4.4	Registrant’s Specimen American Depositary Receipt (included in Exhibit 4.3)
5.1*	Opinion of Conyers Dill & Pearman regarding the validity of Class A Ordinary Shares being registered
10.1

Kuke Music Holding Limited 2020 Share Incentive Plan (incorporated by reference to Exhibit 10.14 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-251461) filed with the Commission)

23.1*	Consent of Ernst & Young, Independent Registered Public Accounting Firm
23.2*	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
24.1*	Power of Attorney (included on signature page hereto)

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Beijing on June 10, 2021.

Kuke Music Holding Limited
By:	/s/ He Yu
Name:	He Yu
Title:	Director and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Mr. He Yu and Mr. Hoi Tung Chan, acting individually and without the other, as his or her true and lawful attorney-in-fact with full power of substitution and re-substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on June 10, 2021.

Signature	Title

/s/ He Yu	Chief Executive Officer and Chairman of the Board
He Yu	(principal executive officer)

/s/ Lung Yu	Director
Lung Yu

/s/ Yu Chen	Director
Yu Chen

/s/ Xingping Zuo	Director
Xingping Zuo

/s/ Peixian Tan	Director
Peixian Tan

/s/ Bin Yu	Independent Director Nominee
Bin Yu

/s/ Dong Lan	Independent Director Nominee
Dong Lan

Signature	Title

/s/ Li Sun	President
Li Sun

/s/ Hoi Tung Chan	Chief Financial Officer
Hoi Tung Chan	(principal financial and accounting officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Kuke Music Holding Limited, has signed this Registration Statement or amendment thereto in New York, on June 10, 2021.

Authorized U.S. Representative Cogency Global Inc.
By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President